        NEWS RELEASE

BROWN-FORMAN REPORTS FIRST HALF FISCAL 2026 RESULTS; REAFFIRMS FULL YEAR OUTLOOK

December 4, 2025, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its second quarter and first half of fiscal 2026, ended October 31, 2025. Second quarter reported net sales decreased 5%1 to $1.0 billion (-2% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 10% to $305 million (-9% on an organic basis) and diluted earnings per share decreased 14% to $0.47.
For the first six months of the fiscal year, the company’s reported net sales decreased 4% to $2.0 billion (flat on an organic basis) compared to the same prior-year period. First half reported operating income decreased 9% to $565 million (-4% on an organic basis) and diluted earnings per share decreased 13% to $0.83.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer shared, “Our second quarter results reflect a continuation of the themes we saw in the first quarter, and the first half of the year unfolded largely as we expected. While the operating environment continues to be challenging, our team remains resilient and focused on executing our plans. Based on this performance and our visibility into the remainder of the year, we are pleased to reaffirm our fiscal year guidance.”
First Half of Fiscal 2026 Highlights
•Net sales decline largely driven by the end of the Korbel Champagne Cellars relationship (Korbel relationship) and the absence of the Sonoma-Cutrer prior-year transition services agreement (TSA).
•From a geographic perspective, net sales growth in Emerging3 markets and the Travel Retail3 channel was more than offset by declines in the United States and Developed International3 markets.
•Gross margin expanded 30 basis points driven by the positive effect of acquisitions and divestitures, partially offset by higher costs and unfavorable price/mix.
•The Brown-Forman Board of Directors authorized a $400 million share repurchase program and increased the quarterly cash dividend for the 42nd consecutive year.
•Cash flows from operations grew by $163 million to $292 million and free cash flow2 increased by $179 million to $236 million.

First Half of Fiscal 2026 Brand Results
•Net sales for Whiskey3 products were flat (flat organic). The launch of Jack Daniel’s Tennessee Blackberry and higher net sales of Woodford Reserve, driven by distributor inventories and transitions in the United States, were offset by lower volumes of Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Honey.
•Net sales for the Tequila3 portfolio declined 3% (-3% organic). Herradura’s net sales declined 11% (-11% organic) led by lower volumes in the United States as the tequila category remains competitive. el Jimador’s net sales increased 1% (+2% organic) driven by higher volumes in Colombia and an estimated net increase in distributor inventories in the United States.
•Net sales for the Ready-to-Drink3 (RTD) portfolio increased 5% (+5% organic). Net sales of New Mix increased 28% (+30% organic) fueled by growth in Mexico with market share gains in an accelerating category. Jack Daniel’s RTD/RTP portfolio declined 4% (-4% organic) largely due to the absence of American-made beverage alcohol from retail shelves across most provinces in Canada.
•Rest of Portfolio's3 net sales declined 35% (+22% organic) driven by the conclusion of the Korbel relationship and the absence of the Sonoma-Cutrer and Finlandia prior-year TSAs. The decline was partially offset by the distribution of new agency brands in Japan and Mexico, along with broad-based growth of Gin Mare.
•Net sales for non-branded and bulk decreased 61% driven by lower used barrel sales.
First Half of Fiscal 2026 Market Results
•Net sales in the United States decreased 9% (flat organic) driven by the end of the Korbel relationship and the absence of the Sonoma-Cutrer prior-year TSA, as well as lower volumes of Jack Daniel’s Tennessee Whiskey, Herradura, and Jack Daniel’s Tennessee Honey. These declines were partially offset by the launch of Jack Daniel’s Tennessee Blackberry and higher net sales across the portfolio as a result of changes to our distributor relationship terms.
•In a challenging economic environment, net sales in the Developed International markets declined 4% (-6% organic), though improved sequentially. The decline was driven by the absence of American-made beverage alcohol from retail shelves in most of the Canadian provinces and lower volumes of Jack Daniel’s Tennessee Whiskey in Germany and the United Kingdom. The decline was partially offset by the positive effect of foreign exchange, new agency brands in Japan, and the benefit from transition to owned distribution in Italy.
•Net sales in Emerging markets increased 10% (+12% organic) led by strong double digit growth of New Mix, higher volumes across the Jack Daniel’s family of brands in Brazil and Türkiye, and an estimated net increase in distributor inventories.

•The Travel Retail channel’s net sales increased 7% (+6% organic) due to higher volumes of Jack Daniel’s Tennessee Whiskey, the phasing of ordering patterns, and the positive effect of foreign exchange.
First Half of Fiscal 2026 Other P&L Items
•Gross profit decreased 4% (-3% organic). Gross margin expanded 30 basis points to 59.5% driven by the positive effect of acquisitions and divestitures, partially offset by higher costs and unfavorable price/mix.
•Advertising expense decreased 2% (-1% organic) as a more focused investment for the new “That’s What Makes Jack, JACK” global campaign, the launch of Jack Daniel’s Tennessee Blackberry, and the negative effect of foreign exchange was more than offset by lower spend across the rest of our portfolio and the absence of the Korbel brands.
•Selling, general, and administrative (SG&A) expenses decreased 3% (-4% organic) largely driven by lower compensation-and-benefit-related expenses.
•The company incurred $16 million in charges related to the strategic restructuring initiative announced in January 2025.
•Operating income declined 9% (-4% organic) with an operating margin decrease of 150 basis points to 28.9%. The operating margin decrease was primarily driven by the decline in gross profit, the impact of the restructuring initiative, and the absence of the prior-year franchise tax refund. These declines were partially offset by the benefit of the substitution drawback claims2.
•The company recognized a non-operating pension settlement charge of $22 million, largely related to the early retirement benefit offered in fiscal 2025.
•Diluted earnings per share decreased $0.13 driven by the decrease in operating income and an increase in non-operating postretirement expense.

First Half of Fiscal 2026 Financial Stewardship
On November 19, 2025, the Brown-Forman Board of Directors approved an increase of 2% to the quarterly cash dividend from $0.2265 per share to $0.2310 per share on its Class A and Class B Common Stock. The dividend is payable on January 2, 2026, to stockholders of record on December 5, 2025. Brown-Forman, a member of the S&P 500 Dividend Aristocrats Index, has paid regular quarterly cash dividends for 82 consecutive years and has increased the regular dividend for 42 consecutive years.
As announced on October 2, 2025, the Brown-Forman Board of Directors authorized the repurchase of $400 million (exclusive of brokerage fees and excise taxes) of outstanding shares of Class A and Class B common stock from October 1, 2025, through October 1, 2026, subject to market and other conditions. As of October 31, 2025, $301 million remained available under the program.
In addition, cash flows from operations grew $163 million to $292 million, primarily reflecting disciplined working capital management. Free cash flow increased $179 million to $236 million, reflecting strong operating cash flow generation and lower capital expenditure needs.
Fiscal 2026 Outlook
We continue to anticipate the operating environment for fiscal 2026 to be challenging, with low visibility due to macroeconomic and geopolitical volatility as we face headwinds from consumer uncertainty and lower non-branded sales of used barrels. We remain focused on building our business for the long term and navigating the current environment at pace with strategic initiatives in fiscal 2026 that we believe will unlock future growth led by the significant evolution of our U.S. distribution, the restructuring initiative, and meaningful new product innovation.
Accordingly, we reiterate the following expectation for fiscal 2026:
•Organic net sales decline in the low-single digit range.
•Organic operating income decline in the low-single digit range.
•Our effective tax rate to be in the range of approximately 21% to 23%.
The estimated capital expenditures range has been updated to $110 to $120 million from $125 to $135 million.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via
Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes the Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum, Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Director, Investor Relations
Sue_Perram@b-f.com

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “ambition,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from those expressed in or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks from changes to the trade policies, tariffs and import and export regulations of the U.S. or foreign governments and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and/or distributors
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of cannabis, hemp-derived products or other similar products; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly due to a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please see the risks and uncertainties described in Part I, Item 1A. Risk Factors of our 2025 Form 10-K, and those described from time to time in our reports on Form 10-Q filed with the SEC.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2024 and 2025
(Dollars in millions, except per share amounts)

	2024	2025	Change

Net sales	$1,095	$1,036	(5%)
Cost of sales	449	421	(6%)
Gross profit	646	615	(5%)
Advertising expenses	126	126	0%
Selling, general, and administrative expenses	185	187	0%
Restructuring and other charges	2	4
Other expense (income), net	(8)	(7)
Operating income	341	305	(10)%
Non-operating postretirement expense	1	3
Interest expense, net	29	23
Equity method investment income and gain on sale	(2)	—
Income before income taxes	313	279	(11)%
Income taxes	55	55
Net income	$258	$224	(14)%

Earnings per share:
Basic	$0.55	$0.47	(13)%
Diluted	$0.55	$0.47	(14)%

Gross margin	59.1%	59.3%
Operating margin	31.1%	29.4%

Effective tax rate	17.6%	20.2%

Cash dividends paid per common share	$0.2178	$0.2265

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,660	471,873
Diluted	473,057	472,607

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2024 and 2025
(Dollars in millions, except per share amounts)

	2024	2025	Change

Net sales	$2,046	$1,960	(4%)
Cost of sales	835	793	(5%)
Gross profit	1,211	1,167	(4%)
Advertising expenses	252	246	(2%)
Selling, general, and administrative expenses	373	364	(3%)
Restructuring and other charges	2	16
Other expense (income), net	(38)	(24)
Operating income	622	565	(9)%
Non-operating postretirement expense	1	22
Interest expense, net	57	44
Equity method investment income and gain on sale	(2)	—
Income before income taxes	566	499	(12)%
Income taxes	113	105
Net income	$453	$394	(13)%

Earnings per share:
Basic	$0.96	$0.83	(13)%
Diluted	$0.96	$0.83	(13)%

Gross margin	59.2%	59.5%
Operating margin	30.4%	28.9%

Effective tax rate	20.1%	21.2%

Cash dividends paid per common share	$0.4356	$0.4530

Shares (in thousands) used in the
calculation of earnings per share
Basic	472,647	472,233
Diluted	472,997	472,720

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2025	October 31, 2025
Assets:
Cash and cash equivalents	$444	$319
Accounts receivable, net	830	1,042
Inventories	2,511	2,559
Assets held for sale	121	—
Other current assets	289	291
Total current assets	4,195	4,211

Property, plant, and equipment, net	1,095	1,101
Goodwill	1,505	1,510
Other intangible assets	981	1,075
Other assets	310	324
Total assets	$8,086	$8,221

Liabilities:
Accounts payable and accrued expenses	$741	$802
Accrued income taxes	27	39
Short-term borrowings	312	228
Current portion of long-term debt	—	347
Total current liabilities	1,080	1,416

Long-term debt	2,421	2,072
Deferred income taxes	241	224
Accrued postretirement benefits	164	172
Other liabilities	187	203
Total liabilities	4,093	4,087

Stockholders’ equity	3,993	4,134

Total liabilities and stockholders’ equity	$8,086	$8,221

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2024 and 2025
(Dollars in millions)

	2024	2025

Cash provided by operating activities	$129	$292

Cash flows from investing activities:
Proceeds from sale of cooperage assets	51	33
Additions to property, plant, and equipment	(72)	(56)
Cash provided by (used for) investing activities	(21)	(23)

Cash flows from financing activities:
Net change in short-term borrowings	83	(84)
Payments of withholding taxes related to stock-based awards	(2)	(1)
Acquisition of treasury stock	—	(99)
Dividends paid	(206)	(214)
Other	(4)	(1)
Cash provided by (used for) financing activities	(129)	(399)

Effect of exchange rate changes	(9)	5

Net increase (decrease) in cash, cash equivalents, and restricted cash	(30)	(125)

Cash, cash equivalents, and restricted cash at beginning of period	456	463

Cash, cash equivalents, and restricted cash at end of period	426	338
Less: Restricted cash at end of period	(10)	(19)
Cash and cash equivalents at end of period	$416	$319

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior-year period ended	October 31, 2025
	3 Months	6 Months
Reported change in net sales	(5%)	(4%)
Acquisitions and divestitures	5%	4%
Foreign exchange	(1%)	—%
Organic* change in net sales	(2%)	—%

Reported change in gross profit	(5%)	(4%)
Acquisitions and divestitures	2%	1%
Foreign exchange	(2%)	—%
Organic change in gross profit	(4%)	(3%)

Reported change in advertising expenses	—%	(2%)
Acquisitions and divestitures	3%	3%
Foreign exchange	(1%)	(1%)
Organic change in advertising expenses	1%	(1%)

Reported change in SG&A	—%	(3%)
Acquisitions and divestitures	—%	—%
Foreign exchange	(1%)	(1%)
Organic change in SG&A	(1%)	(4%)

Reported change in operating income	(10%)	(9%)
Acquisitions and divestitures	3%	3%
Other items*	—%	1%
Foreign exchange	(2%)	1%
Organic change in operating income	(9%)	(4%)

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Six Months Ended October 31, 2025

	Supplemental Information^
	Volumes (9-Liter Cases)				Net Sales % Change vs. Prior-Year Period
Product Category / Brand Family / Brand^	Depletions (Millions)*	% Change vs. Prior-Year Period	Shipments (Millions)*	% Change vs. Prior-Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
Whiskey	10.2	(1%)	10.5	(1%)	—%	—%	—%	—%
JDTW	6.6	(5%)	6.7	(6%)	(6%)	—%	—%	(6%)
JDTH	0.9	(4%)	0.9	(5%)	(6%)	—%	(1%)	(6%)
Gentleman Jack	0.4	1%	0.4	1%	(1%)	—%	1%	—%
JDTA	0.6	18%	0.6	19%	16%	—%	(2%)	14%
JDTF	0.3	(5%)	0.3	(7%)	(7%)	—%	—%	(8%)
Woodford Reserve	0.8	(1%)	0.9	2%	6%	—%	—%	6%
Old Forester	0.2	(5%)	0.2	3%	2%	—%	—%	2%
Rest of Whiskey	0.4	74%	0.5	119%	54%	—%	—%	54%
Ready-to-Drink	11.2	9%	11.2	9%	5%	—%	—%	5%
JD RTD/RTP	5.1	(4%)	5.2	(3%)	(4%)	—%	—%	(4%)
New Mix	6.0	22%	6.1	23%	28%	—%	2%	30%
Tequila	1.0	(5%)	1.0	2%	(3%)	—%	—%	(3%)
el Jimador	0.6	(5%)	0.7	5%	1%	—%	—%	2%
Herradura	0.3	(9%)	0.3	(9%)	(11%)	—%	—%	(11%)
Rest of Portfolio	0.6	8%	0.6	18%	(35%)	59%	(2%)	22%
Non-branded and bulk	NA	NA	NA	NA	(61%)	—%	—%	(61%)
Total Portfolio	23.0	3%	23.4	4%	(4%)	4%	—%	—%

Other Brands and Aggregations
Jack Daniel's Family	14.2	(2%)	14.5	(2%)	(1%)	—%	—%	(2%)
American Whiskey	10.2	(1%)	10.5	(1%)	—%	—%	—%	—%
Diplomático	0.2	8%	0.2	13%	15%	—%	(3%)	12%
Gin Mare	0.1	27%	0.1	20%	38%	—%	(5%)	33%

    ^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our brand aggregations and other metrics.
*Volumes are adjusted to remove increases or decreases related to acquired and divested brands for periods not comparable year over year. For additional information concerning acquisitions and divestitures impacting depletions and shipments, see the applicable defined terms in “Note 2 – Non-GAAP Financial Measures.”
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Six Months Ended October 31, 2025

	Net Sales % Change vs. Prior-Year Period
Geographic Area^	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic^
United States	(9%)	8%	—%	—%
Developed International	(4%)	—%	(2%)	(6%)
Germany	(5%)	—%	(4%)	(8%)
Australia	(2%)	—%	3%	1%
United Kingdom	(13%)	1%	—%	(13%)
France	2%	—%	(4%)	(2%)
Canada	(62%)	1%	—%	(61%)
Rest of Developed International	5%	—%	(3%)	3%
Emerging	10%	1%	1%	12%
Mexico	17%	—%	1%	18%
Poland	4%	6%	(9%)	—%
Brazil	22%	—%	(1%)	21%
Türkiye	(16%)	—%	23%	8%
Rest of Emerging	10%	1%	(1%)	9%
Travel Retail	7%	—%	(1%)	6%
Non-branded and bulk	(61%)	—%	—%	(61%)
Total	(4%)	4%	—%	—%

^See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers. See “Note 3 - Definitions” for details on our geographic aggregations.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories

Six Months Ended October 31, 2025
Estimated Net Change in Distributor Inventories^ vs. Prior-Year Period
Geographic Area^ - Net Sales
United States	2%
Developed International	(1%)
Emerging	3%
Travel Retail	(1%)
Non-branded and bulk	—%

Product category / brand family / brand^
Whiskey	1%
JDTW	(2%)
JDTH	(2%)
Gentleman Jack	—%
JDTA	—%
JDTF	(3%)
Woodford Reserve	4%
Old Forester	3%
Rest of Whiskey	23%
Ready-to-Drink	1%
JD RTD/RTP	—%
New Mix	2%
Tequila	4%
el Jimador	9%
Herradura	(1%)
Rest of Portfolio	5%
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	1%
Cost of Sales	1%
Gross Profit	1%
Operating Income	2%

^See “Note 3 - Definitions” for details on our geographic aggregations, brand aggregations, and other metrics.

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.

Schedule E
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
For the Six Months Ended October 31, 2024 and 2025
(Dollars in millions)

	2024	2025

Cash provided by operating activities	$129	$292
Additions to property, plant, and equipment	(72)	(56)
Free cash flow*	57	236

*See “Note 2 - Non-GAAP Financial Measures” for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Note 1 - All related commentary and percentage growth rates are on a reported basis and compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). Additionally, we use some financial measures in this press release that are not measures of financial performance under GAAP. These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may define or calculate these non-GAAP measures differently. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and E of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income), net; (g) organic operating expenses* and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) other items, and (3) foreign exchange. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands and certain assets, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), (c) the effects of operating activity related to acquired and divested brands, including certain divested agency brands, for periods not comparable year over year (non-comparable periods), and (d) fair value changes to contingent consideration liabilities. Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year. For the first and second quarters of fiscal 2026, we had the following acquisitions and divestitures adjustments:
During fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which owned the Gin Mare brand (Gin Mare). This adjustment removes the fair value adjustments to Gin Mare’s contingent consideration liability that is payable in cash no later than July 2027 from our other expense (income), net and operating income.
During fiscal 2024, we sold our Finlandia vodka and Sonoma-Cutrer wine businesses and entered into related transition services agreements (TSAs) for these businesses. This adjustment removes the net sales, cost of sales, operating expenses, and operating income recognized pursuant to the TSAs related to distribution services in certain markets for the non-comparable period, which is activity from the first and second quarters of fiscal 2025.
During the first quarter of fiscal 2025, we recognized a gain of $12 million on the sale of the Alabama cooperage. This adjustment removes the gain from our other expense (income), net and operating income.
During the first quarter of fiscal 2026, we ended our sales, marketing, and distribution relationship with Korbel Champagne Cellars (Korbel relationship), effective June 30, 2025. This adjustment removes the net sales, cost of sales, operating expenses, and operating income for the non-comparable period, which is July through October of fiscal 2025 and 2026.
•“Other items.” Other items include the additional items outlined below.
“Franchise tax refund.” During the first quarter of fiscal 2025, we recognized a $13 million franchise tax refund due to a change in franchise tax calculation methodology for the state of Tennessee. This modification lowered our annual franchise tax obligation and was retroactively applied to franchise taxes paid during fiscal 2020 through fiscal 2023. This adjustment removes the franchise tax refund from our other expense (income), net and operating income.
“Restructuring initiative.” During the third quarter of fiscal 2025, our Board of Directors approved a plan to reduce our structural cost base and realign resources toward future sources of growth. This included
*Operating expenses include advertising expenses, SG&A expenses, restructuring and other charges, and other expenses (income), net.

reducing our workforce by approximately 12% and closing the Louisville-based Brown-Forman Cooperage. We also offered a special, one-time early retirement benefit to qualifying U.S. employees. During the first and second quarters of fiscal 2026, we incurred $16 million in restructuring and other charges associated with this initiative and completed the sale of the Brown-Forman Cooperage facility and related assets. Comparatively, we incurred $2 million in related restructuring and other charges in the second quarter of fiscal 2025, prior to the restructuring initiative’s announcement. This adjustment removes the restructuring initiative impact from our operating expenses and operating income for the second quarter of fiscal 2025 and the first half of fiscal 2026.
“Substitution drawback claims.” During the first quarter of fiscal 2026, we recognized a net benefit of $18 million related to the collection of substitution drawback claims filed with the U.S. Government between fiscal 2016 and 2019. As of the first quarter of fiscal 2026, all claims have been collected. This adjustment removes the benefit from our other expense (income), net and operating income.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change, as the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.
“Free cash flow.” Free cash flow is a liquidity measure that represents cash provided by operating activities less additions to property, plant, and equipment. In Schedule E, we provide this calculation for the relevant periods. We believe this non-GAAP measure provides useful information to investors about the amount of cash generated from our business operations. We use free cash flow primarily to meet current obligations, make appropriate capital and strategic investments, and return cash to our stockholders through regular dividends and, from time to time, through share repurchases and special dividends. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from this measure. Free cash flow should be considered in addition to, rather than as a substitute for, cash provided by operating activities reported under GAAP.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.

Geographic Aggregations.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, Brazil, and Türkiye. This aggregation represents our net sales of branded products to these markets.
•“Brazil” includes Brazil, Paraguay, Uruguay, and certain other surrounding territories.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey, regardless of customer location.

Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of net sales. In addition to brands listed by name, we include the following aggregations outlined below.
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), The Glendronach, Benriach, Glenglassaugh, and Slane Irish Whiskey.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), Woodford Reserve, and Old Forester.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel’s expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Coca-Cola RTD, Jack Daniel’s & Cola, Jack Daniel’s Double Jack, Jack Daniel’s Country Cocktails, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s & Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments for the production of these products.
•“Tequila” includes el Jimador, the Herradura family of brands (Herradura), and other tequilas.

•“Rest of Portfolio” includes Korbel California Champagnes*, Diplomático, Chambord, Gin Mare, Sonoma-Cutrer (which was divested on April 30, 2024), Finlandia Vodka (which was divested on November 1, 2023), Korbel Brandy*, Fords Gin, and other agency brands (brands we do not own, but sell in certain markets).
•“Non-branded and bulk” includes net sales of used barrels, contract bottling services, and non-branded bulk whiskey.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Tennessee Blackberry (JDTB), Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Sinatra Select, Jack Daniel’s Bonded Tennessee Whiskey, Jack Daniel’s Bonded Rye Tennessee Whiskey, Jack Daniel’s Triple Mash Blended Straight Whiskey, Jack Daniel’s American Single Malt, Jack Daniel’s 12 Year Old, Jack Daniel’s 14 Year Old, Jack Daniel’s 10 Year Old, and other Jack Daniel’s expressions.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this release, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This metric is commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by outside parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.
*Ended the Korbel relationship effective June 30, 2025.